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                          U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

                          SEC FILE NUMBER: 033-03378-D

                            CUSIP NUMBER: 86427P 10 8

(CHECK ONE):
| | Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
|X| Form 10-Q and Form 10-QSB    [ ] Form N-SAR

         For Period Ended:     March 31, 2007
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         [ ]  Transition Report on Form 10-K
         [  ]  Transition Report on Form 20-F
         [  ]  Transition Report on Form 11-K
         [  ]  Transition Report on Form 10-Q
         [  ]  Transition Report on Form N-SAR
         For the Transition Period Ended: ______________________________________
________________________________________________________________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant       SUB SURFACE WASTE MANGEMENT OF DELAWARE, INC.
Former Name if Applicable:
Address of Principal Executive Office
  (Street and Number)                                 6451-C EL CAMINO REAL
City, State and Zip Code                                 CARLSBAD, CA 92009

PART II - RULES 12B-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25 (b), the following should be completed. (Check box if appropriate)

  |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  |X| (b) The subject annual report, semi-annual report; transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  |_| (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to complete timely its financial statements without unreasonable effort or expense.


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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification

         CONRAD NAGEL                                760-918-1860 X111
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            (Name)                            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If answer is no, identify report (s). |X| Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?
[ ] Yes |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                 Sub Surface Waste Management of Delaware, Inc.
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                  (name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2007                       By: /s/ Conrad Nagel
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                                         Conrad Nagel, CFO